EXHIBIT 4

FIRST AMENDMENT TO RIGHTS AGREEMENT

     FIRST AMENDMENT TO RIGHTS AGREEMENT dated as of October 2, 2003, between Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Corporation”), and Mellon Investor Services (f/k/a ChaseMellon Shareholder Services, LLC, a New Jersey limited liability company (“Chase”).

     WHEREAS, the Corporation entered into a Rights Agreement, dated as of March 15, 1999 (the “Rights Agreement”) with Chase appointing Chase as Rights Agent, and

     WHEREAS, the Corporation and Chase desire to amend the Rights Agreement to permit the Corporation to appoint a Rights Agent which has combined capital and surplus of at least $10,000,000.

     NOW, THEREFORE, the parties hereto agree as follows:

     Amended Terms.

     Section 21 (i) is hereby amended in its entirety as follows:

               "(i) a Person organized and doing business under the laws of the united States or of the State of Maryland or the State of New York (or any other state of the United States or of the District of Columbia so long as such Person is authorized to do business in the State of Maryland or the State of New York), in good standing, having an office or agency in the State of Maryland or the State of New York, which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000”.

     Miscellaneous Provisions.

A.	This Amendment is limited as specified and shall not constitute a modification of any other provision of the Rights Agreement.

B.	This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

C.	All references in the Rights Agreement to the Rights Agreement shall be deemed to be references to the Rights Agreement as modified hereby.

     IN WITNESS WHEREOF, the parties hereto herby adopt this First Amendment to the Rights Agreement this 2nd day of October, 2003.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	/s/ Jared T. Finkelstein

Name: Jared T. Finkelstein Title: Assistant Secretary
MELLON INVESTOR SERVICES, LLC
By:	/s/ Joseph Cannata

Name: Joseph Cannata Title: Vice President